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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO VAN KAMPEN EXCHANGE FUND

An Annual Meeting ("Meeting") of Partners of Invesco Van Kampen Exchange Fund (the "Fund") was held on July 17, 2012. The Meeting was held for the following purposes:

    (1) To elect eight Managing General Partners, each to serve until the next annual meeting of Partners or until a successor is elected and qualified.

    (2) To elect Invesco Advisers, Inc. as Non-Managing General Partner of the Fund.

    (3) To amend the Fund's Partnership Agreement to provide for the payment of distributions in cash, without the option of reinvesting distribution in units of the Fund.

The results of the voting on the above matters were as follows:

                                                                        Votes
Matters                                                      Votes For Withheld
-------                                                      --------- --------
(1)  David C. Arch..........................................  113,708   2,686
     Jerry D. Choate........................................  113,708   2,686
     Linda Hutton Heagy.....................................  113,708   2,686
     R. Craig Kennedy.......................................  113,708   2,686
     Colin D. Meadows.......................................  113,708   2,686
     Hugo F. Sonnenschein...................................  113,708   2,686
     Wayne W. Whalen........................................  113,708   2,686
     Suzanne H. Woolsey.....................................  113,708   2,686

                                                                        Votes   Votes   Withheld/   Broker
                                                                         For   Against Abstentions Non-Votes
                                                                       ------- ------- ----------- ---------
(2). To elect Invesco Advisers, Inc. as Non-Managing General Partners
     of the Funds..................................................... 113,484    0       2,910        0

(3). To amend the Fund's Partnership Agreement to provide for the payment of distributions in cash, without the option of
     reinvesting distributions in units of the Fund................... 112,079    0       4,315        0